China Shen Zhou Mining & Resources Reports Third Quarter 2007 Financial Results

Company Anticipates Significant  New Extraction & Processing Capacity Through 2008 With Two  Manufacturing Capacity Expansion Projects Coming On line By End of 2007

BEIJING – November 14, 2007 -- (PR Newswire) -- China Shen Zhou Mining & Resources, Inc.(OTC Bulletin Board: CSZM), a leading company in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in the PRC, today announced financial results for the three months and nine months period ended September 30, 2007.

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Fluorite segment revenues increased 14% to 5.06 million from $4.44 million while fluorite segment profits jumped significantly 192.4% to $1.43 million from $489,000 YOY

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Net revenues decreased 14.8% YOY to $12.3 million from $14.4 million, and up 55.8% from $7.9 million in the second quarter of 2007

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Gross profit of $6.8 million compared to $8.1 million for the corresponding period of 2006, and up  38.6% from $4.9  million in the second quarter of 2007

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Gross margin decreased slightly 0.57 basis points to   55.82% from  56.39% for the same period of 2006

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General and administrative expenses decreased approximately $1 million to $4.1 million from the corresponding period of 2006

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Net income was $224,000, representing an increase of $2.2 million as compared to the same period of 2006

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Net income excluding non-cash interest expense was $1.39 million, or $0.04  per diluted share

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EPS is $0.01 per basic share, or $0.078  per diluted share,

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Non-cash interest expense totaled approximately $1.17 million, or $0.03 per diluted share

“We are pleased with our operations in the third quarter of 2007, especially the performance at our Xiangzhen Mining which was particularly strong as we had expected. Our fluorite segment revenues and profits increased significantly because of the surging selling price for fluorite products as well as more strict cost control measures” said Ms. Jessica Yu, CEO of China Shen Zhou Mining & Resources, “With a favorable pricing environment and a strong market demand for our fluorite products in China, we will continue to focus on our expansion strategy and add more production capacity. In particular, the capacity expansion project in Xiangzhen Mining, which will increase our extracting capacity to 300,000 metric tons and processing capacity to 200,000 metric tons annually, will be finally completed and put into trial operation by end of November 2007. We anticipate the newly expanded capacity of operation will contribute significantly to our profitability in the future.”

Ms. Yu also pointed out, “We are looking to acquire more nonferrous mines in China and abroad. We expect to complete our acquisition of a large scale gold-copper mine in Kyrgyzstan before end of 2007. We are confident these acquisitions on nonferrous mines will increase our reserve base and insure supply to our processing facilities.

“Xingzhen Mining was granted a mining right for a term of 6 years to extract the zinc and copper ores at the Keyinbulake Multi-Metal Mine located in the northern part of Xinjiang Uygur Autonomous Region. Also the 200,000 metric tons zinc-copper ore mining and processing project is close to completion and is expected to put into operation in the first quarter of 2008.” Jessica Yu added, “We expect this new project will increase our manufacturing capacity for zinc and copper concentrate and enhance the Company’s overall profitability going forward.

SEGMENT PERFORMANCE ANALYSIS – NINE MONTHS ENDED SEPTEMBER 30, 2007 AS

COMPARED TO THE CORRESPONDING PERIOD ENDED SEPTEMBER 30, 2006

(amounts in thousands)	Segment revenue		Segment profit (loss)
	For the Nine Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006

Fluorite	$5,066	$4,444	$1,430	$489

Nonferrous metals	$7,201	$9,946	$1,996	$5,140

Quarter Ended September 30, 2007

Revenue for the three months ended September 30, 2007 were approximately $4.4 million, representing a decrease of 34.61% compared to the corresponding period of 2006.  The significant fluctuation of revenue was mainly caused by the decrease in sales of zinc concentrate by Qianzhen of 1,045 tons due to insufficient supply of zinc ores from its main third party supplier.

For the three months ended September 30, 2007, gross profit was $1.9 million, representing a decrease of approximately $1.5 million as compared to $3.4 million for the three months of 2006. The decrease in gross profit was primarily due to the increased cost of zinc ore of $0.95 million due to the increased unit price of zinc ore in the third quarter of 2007. The gross profit margin decreased by 7.52% to 43.43% in the third quarter of 2007, as compared to the same period of 2006 due mainly to the combined effects of the increased selling price for fluorite products and the increased unit cost of zinc ore.

General and administrative expenses decreased approximately $2.6 million to $1.7 million for the third quarter of 2007 as compared to the third quarter of 2006. The decrease in the general and administrative expenses was mainly caused by the combined effects of the following factors: i) common stock bonuses to management with a fair value of $2.97 million in 2006; ii) reverse takeover costs of $4.8 million incurred in the third quarter of 2006; and iii) additional amortization for the exploration rights of Xingzhen Mining in the amount of $189,000 in the third quarter of 2007.

Interest expense increased approximately $71,000 as compared to the same period of 2006. The increase in interest expense is mainly due to the related costs associated with the convertible bonds and warrants issued in the fourth quarter of 2006. This includes: i) accrual of finance costs and amortization of deferred finance costs; ii) revaluation of the warrant liability; and iii) amortization of deferred debt issuance costs for the third quarter of 2007.

Net income for the third quarter of 2007 was $115,000, representing an increase of $5.8 million compared to the same period of 2006. The increase in net income was primarily due to the common stock bonuses to management with a fair value of $2.97 million and reverse takeover costs of $4.8 million in the third quarter of 2006.

Nine Months Ended September 30, 2007

Revenue for the nine months ended September 30, 2007 were approximately $12.3 million, representing a decrease of 14.75% compared to the corresponding period of 2006.  The downward fluctuation of revenue was mainly caused by the decrease in sales of zinc powder by Qianzhen of 2,040 tons due to insufficient supply of zinc ores from its main third party supplier.

Gross profit was $6.8 million, representing a decrease of approximately $1.3 million as compared to $8.1 million for the nine months of 2006. The decrease in gross profit was primarily due to the increase of the unit cost of zinc ore from $7.7 per ton to $21.6 per ton on average during the first three quarters of 2007. The gross profit margin decreased 0.57% to 55.82% for the nine months of 2007, as compared to the same period of 2006 due mainly to the combined effects of the increased selling price for fluorite products and the increased unit cost of zinc ores purchased from its third party supplier.

General and administrative expenses decreased approximately $1 million to $4.1 million for the nine months ended September 30, 2007 as compared to the same period of 2006.

Interest expense increased approximately $2.3 million as compared to the same period of 2006. The increase in interest expense is mainly due to the related costs associated with the convertible bonds and warrants issued in the fourth quarter of 2006.

The net income for the nine months ended September 30, 2007 was $224,000, representing an increase of $2.2 million as compared to the same period of 2006. The increase in net income was primarily due to the common stock bonuses to management with a fair value of $2.97 million and reverse takeover costs of $4.8 million incurred in the third quarter of 2006.

During the nine month period, the Company recognized interest expense of $2.6 million associated with the convertible bonds and warrants issued in the fourth quarter of 2006. $1.17 million of the interest expense, or approximately $0.03 per diluted share, was non-cash in nature.

Excluding the non-cash interest expense described above, net income would be $1.39 million or $0.04 per diluted share.  Reported net income was $224,000 for the first nine months of 2007.

Balance Sheet

Cash and cash equivalents were $3.2 million as of September 30, 2007, representing a decrease of $15.7 million as compared to the balance at December 31, 2006 of $18.9 million. The decrease in cash position was mainly due to the net cash used in purchasing of property, machinery and equipment of $15.8 million and net repayment of short-term borrowings of $1.47 million during the nine months ended September 30, 2007.

Business & Manufacturing Capacity Expansion Projects Update

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Xiangzhen Mining 300,000 metric ton fluorite ore project: This project will be completed by end of November 2007 and is expected to reach 70% of its designed annual capacity in 2008. It will give the Company the capacity to extract 300,000 metric tons of fluorite ore per year by 2009.

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Xiangzhen Mining 200,000 metric ton fluorite processing plant: Begun in early 2006, the processing plant is expected to go into production by end of November 2007. It is expected to produce 30,000 metric tons of refined fluorite powder in 2007.  The new plant will give the Company the capacity to produce approximately 120,000 metric tons of refined fluorite powder in 2008.

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Xingzhen Mining: This 200,000 metric ton/year zinc-copper ore mining and processing project will go into production by the end of 2007 or early beginning of 2008. Production is expected to reach 200,000 metric tons of zinc and copper ores by 2008.

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Qingshan Metal: An expansion in extracting capacity in June 2007 should, by April 2008, enable the company to produce 100,000 metric tons of copper ore and 50,000 metric tons of zinc ore.

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Kyrgyzstan acquisition: The Company speeds up to finalize its acquisition of the gold and copper mine in Kyrgyzstan. Closing of the transaction is expected in the fourth quarter of 2007.

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SRK Appraisal Report: The Company has contracted with SRK Consulting, a world-leading independent appraisal company in the mining industry, for a reserve study which will specifically show the deposits and extraction potential for two of its mines: the fluorite reserves for Xiangzhen Mining in Inner Mongolia and the large gold-copper reserves in Kyrgyzstan. SRK’s finalized appraisal report confirmed and verified the indicated and inferred reserves after on-site inspections, investigations and. checking and reviewing on relevant documents.

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Enhancing exploration: During the third quarter, the Company invested $0.46 million for exploration rights at the new location Xingzhen Mining.  The Company intends to develop these new locations into operating mines in the future.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc. conducts all of its business through its subsidiary, American Federal Mining Group (“AFMG”), which, in turn, conducts its business through its Subsidiaries. The principal business of AFMG is the exploration, development, mining, and processing of fluorite, zinc, lead, copper, and other nonferrous metals in the PRC. AFMG has its principal areas of interest in the PRC: (a) fluorite exploration and extraction in the Sumochaganaobao region of Inner Mongolia Autonomous Region; and (b) zinc/copper exploration, mining and processing in Xinjiang Uygur Autonomous Region; and (c) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia Autonomous Region

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT

Sterling Song

Senior Investor Relations Manager

China Shen Zhou Mining & Resources, Inc.

Website: www.chinashenzhoumining.com

Email: investor@chinaszky.com

Tel: +86 10 6887 2811